Exhibit 99.1

Contacts	Media: Susan Gallagher 314-554-2175	Investors: Douglas Fischer 314-554-4859

For Immediate Release

Allstate Executive Elected To Ameren Board of Directors

ST. LOUIS, Mo., Oct. 14, 2011—The board of directors of Ameren Corporation (NYSE: AEE) announced today that Catherine S. Brune, 58, president of Allstate Protection Eastern Territory of Allstate Insurance Company (Allstate), has been elected to the Ameren board. Allstate is a wholly owned subsidiary of The Allstate Corporation (NYSE: ALL) and is based in Northbrook, Ill.

A 35-year veteran of Allstate, Brune rose rapidly through a series of field and regional positions where she was given some of the company’s most challenging assignments. Brune was elected the company’s youngest officer in 1986, moving into Information Technology in the mid-1990s. In 2002, she was named senior vice president and chief information officer of Allstate, and in October 2010, Brune was named to her current position. As president of the Eastern Territory, she now oversees property/casualty operations in 23 states and Canada for Allstate, a Fortune 100 company and the nation’s largest publicly held personal lines insurer. Brune is regularly recognized for her achievements. Over the past few years, she has been named Chief Information Officer of the Year by The Executives’ Club of Chicago and has been recognized by a number of prestigious industry publications for her leadership and performance.

“Cathy Brune brings a wealth of experience serving as a creative and motivating leader of a large and complex company. She has an extensive track record of operational innovation and of successfully moving an organization through change. In addition, she offers a keen understanding of how to use technology to increase operational efficiency and improve performance,” said Ameren Chairman, President and Chief Executive Officer Thomas R. Voss.

A resident of Lake Forest, Ill., Brune earned a bachelor of arts degree in management from the University of South Carolina. She and her husband are parents of a son and a daughter.

Brune currently serves on the board of the Chicago and USA Junior Achievement. She is a current member of The Chicago Network—an organization of Chicago’s most distinguished professional women. She is a former member of the boards of the United Way and the Akron, Ohio Urban League. In 2008, she was selected as a member of the U.S. presidential delegation to the Northern Ireland Investment Conference to support that country’s developing industry sectors.

With assets of $23 billion, Ameren serves approximately 2.4 million electric customers and almost one million natural gas customers in a 64,000 square mile area of Missouri and Illinois. Ameren owns a diverse mix of electric generating plants strategically located in its Midwest market with a generating capacity of more than 16,500 megawatts.

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